AZZ Fourth Quarter – Fiscal Year 2014
April 4, 2014

AZZ incorporated Reports Financial Results for the Fourth Quarter and Year-To-Date of Fiscal Year 2014

Reports Fourth Quarter & Full Year 2014 EPS of $0.40 and $2.32, respectively

Annual sales of $751.7 million, up $181 million or 31.7% over 2013

Fourth Quarter sales of $181.0 million, up $41 million or 28.9% over 2013

Annual Net Cash Flow Provided By Operations of $107.3 million, up $14.5 million or 15.7% compared to prior year

Company declares quarterly dividend of $0.14 per share

Company reaffirms FY 2015 EPS target range of $2.40 to $2.80 per share and target sales range of $850 million to $900 million

April 4, 2014 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a global provider of electrical products and services and a provider of galvanizing services, today announced unaudited financial results for the three and twelve-month periods ended February 28, 2014. Revenues for the fourth quarter were $181.0 million compared to $140.4 million for the same quarter last year, an increase of 28.9 percent. Net income for the fourth quarter was $10.2 million, or $0.40 per diluted share, compared to net income of $13.2 million, or $0.52 per diluted share, in last year’s fourth fiscal quarter.

For the twelve-month period, the Company reported revenues of $751.7 million compared to $570.6 million for the comparable period last year, an increase of 31.7 percent. Net income for the twelve months was $59.6 million, or $2.32 per diluted share, compared to $60.5 million, or $2.37 per diluted share in the comparable period of last year.

Our products backlog at the end of our fourth quarter was $229.9 million. Backlog at the end of the fourth quarter of fiscal year 2013 was $221.7 million. Incoming orders for the fourth quarter were $199.1 million while shipments for the quarter totaled $181.0 million, resulting in a book to ship ratio of 110 percent. Of the backlog of $229.9 million, 33.0 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products and Services Segment for the fourth quarter of fiscal 2014 were $103.5 million as compared to $61.9 million for the same quarter last year, an increase of 67.1 percent. Operating income for the segment increased 11.7 percent to $10.2 million compared to $9.2 million in the same period last year. Operating margins for the fourth quarter were 10.0 percent for the quarter as compared to 14.8 percent in the prior year period. AZZ WSI LLC (together with its subsidiaries, “WSI”), acquired March 29, 2013, contributed $53.8 million in revenues and $5.0 million in operating income for the quarter. Excluding WSI, margins for the quarter would have been 10.6 percent. For fiscal 2014, revenues increased 78.2 percent to $416.1 million and operating income increased 34.0 percent to $45.9 million compared to $233.6 million and $34.2 million respectively, in the prior year period. Operating margin for the 2014 fiscal year was 11.0 percent as compared to 14.7 percent in the prior year period. Excluding WSI, FY2014 year to date margins would have been 13.9 percent.

Revenues for the Company’s Galvanizing Service Segment for the fourth quarter were $77.5 million, compared to the $78.5 million in the same period last year, a decrease of 1.2 percent. Operating income

AZZ Fourth Quarter – Fiscal Year 2014
April 4, 2014

was $18.7 million as compared to $17.2 million in the prior period, an increase of 9 percent. Operating margins for the fourth quarter were 24.1 percent, compared to 21.9 percent in the same period last year. For fiscal 2014, revenues were $335.6 million and operating income increased 4.8 percent to $92.0 million compared to $337.0 million and $87.8 million respectively, for the twelve months of the prior fiscal year. Year to date operating margins were 27.4 percent compared to 26.1 percent for fiscal 2013.

Non-recurring expenses and income items recorded during the fourth quarter are related to the fire at our Joliet facility as well as expenses related to acquisitions. The rebuilt Joliet facility began a soft start in mid-November, and this facility is now in full production. While we expect to receive additional insurance proceeds under our insurance policy in the future related to the fire at our Joliet facility, the ultimate amount that we collect has not yet been determined. Any future recoveries under this policy will be recognized in the period in which proceeds are approved by our insurance carrier. A reconciliation of these non-recurring items for the compared period is included with the financial tables.

Based upon the evaluation of information currently available to management, we continue to anticipate our fiscal year 2015 gross revenues to be in the range of $850 to $900 million. Our earnings are anticipated to be in the range of $2.40 and $2.80 per diluted share.

Tom Ferguson, president and chief executive officer of AZZ Incorporated, commented, “As I noted on the last call, our markets during the fourth quarter did remain sluggish and our businesses were impacted by more weather delays than expected.  We were able to pull in some projects at WSI and to catch up on some of the lost days within Galvanizing.  We are seeing some improvement in our quoting activity and look forward to improvement in our core markets during FY2015.  We are focused on leveraging our sales teams across all Electrical & Industrial businesses in North America; aggressively expanding internationally; driving operational excellence and growing our galvanizing business, both organically and with targeted acquisitions.   I am appreciative of the hard work and dedication I have witnessed from our employees and committed to providing them better systems and tools to perform their roles even more effectively.  We have a good portfolio of products and technologies; a respected position within our core markets; and customers that remain loyal due to our service and quality.  I am quite optimistic about FY2015 and beyond and believe our guidance for FY2015 is achievable.”

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a $0.14 per share cash dividend on the Company’s common stock outstanding. The dividend will be paid at the close of business on May 5, 2014, to shareholders of record on April 21, 2014.

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter of fiscal year 2014 at 11:00 A.M. ET on Friday, April 4, 2014. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10042828 or for 30 days at http://www.azz.com/investor-relations.

AZZ incorporated is a global provider of specialty electrical equipment and highly engineered services to the power generation, transmission, distributions, and industrial markets as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,”

AZZ Fourth Quarter – Fiscal Year 2014
April 4, 2014

“continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2013 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Dana Perry, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

AZZ Fourth Quarter – Fiscal Year 2014
April 4, 2014

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 28, 2014	February 28, 2013	February 28, 2014	February 28, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$181,011	$140,391	$751,723	$570,594
Costs and Expenses:
Cost of Sales	135,287	102,399	546,018	406,422
Selling, General and Administrative	24,613	17,170	105,591	66,189
Interest Expense	4,663	3,270	18,407	13,073
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	217	(2,508)	(8,039)	(8,303)
Other (Income)	(549)	(455)	(4,165)	(1,155)
	$164,231	$119,876	$657,812	$476,225

Income before income taxes	$16,780	$20,515	$93,911	$94,369
Income Tax Expense	6,538	7,281	34,314	33,913
Net income	$10,242	$13,234	$59,597	$60,456
Net income per share
Basic	$0.40	$0.52	$2.34	$2.39
Diluted	$0.40	$0.52	$2.32	$2.37

Diluted Average Shares Outstanding	25,721	25,635	25,693	25,561

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2014	February 28, 2013	February 28, 2014	February 28, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$103,470	$61,921	$416,105	$233,555
Galvanizing Services	77,541	78,470	335,618	337,039
	$181,011	$140,391	$751,723	$570,594

Segment Operating Income:
Electrical and Industrial Products	$10,232	$9,157	$45,866	$34,228
Galvanizing Services	18,723	17,176	91,983	87,807
Total Segment Operating Income	$28,955	$26,333	$137,849	$122,035

AZZ Fourth Quarter – Fiscal Year 2014
April 4, 2014

Condensed Consolidated Balance Sheet
(in thousands)

	February 28, 2014	February 28, 2013
	(unaudited)	(unaudited)

Assets:
Current assets	$296,181	$262,432
Net property, plant and equipment	197,639	154,476
Other assets, net	459,433	277,297
Total assets	$953,253	$694,205

Liabilities and shareholders’ equity:
Current liabilities	$144,016	$118,900
Long term debt due after one year	384,768	196,429
Long term liabilities due after one year	9,121	8,539
Other liabilities	39,435	36,403
Shareholders’ equity	375,913	333,934
Total liabilities and shareholders’ equity	$953,253	$694,205

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Twelve Months Ended
	February 28, 2014	February 28, 2013
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$107,275	$92,738
Net cash provided by (used in) investing activities	($310,968)	($150,142)
Net cash provided by (used in) financing activities	176,333	($30,360)
Effect of exchange rate changes on cash	($673)	$59
Net increase (decrease) in cash and cash equivalents	($28,033)	($87,705)
Cash and cash equivalents at beginning of period	$55,598	$143,303
Cash and cash equivalents at end of period	$27,565	$55,598

AZZ Fourth Quarter – Fiscal Year 2014
April 4, 2014

AZZ incorporated
Non-GAAP Disclosure
Adjusted Earning and Adjusted Earnings Per Share

Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, the Company has provided adjusted earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency comparison of operating results across a broad spectrum of companies , which provides a more complete understanding of the Company’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.

The following table provides a reconciliation for the three and twelve months ended February 28, 2014 and 2013 between net income and diluted earnings per share calculated in accordance with GAAP to adjusted earnings and adjusted per share, respectively, which are shown net of tax (dollars in thousands, except per share data):

	Three Months Ended February 28,
	2014		2013
		(in thousands)
		Per Diluted Share		Per Diluted Share
Net income and diluted earnings per share	$10,242	$0.40	$13,234	$0.52

Adjustments (net of tax)

Joliet Facility Fire Operating Loss	126	0.0	637	0.03
Joliet Facility Fire-Business Interruption Insurance Proceeds	0	0	0	0
Joliet Facility Fire-Gain from Property Insurance Proceeds	(92)	0	0	0
Law Suit Settlement	0	0	0	0
Acquisition Integration Related Expenditures	476	0.02	197	0.0
Acquisition Related Expense	0	0	415	0.02

Adjusted earnings and adjusted earnings per share	$10,752	$0.42	$14,483	$0.57

AZZ Fourth Quarter – Fiscal Year 2014
April 4, 2014

	Twelve Months Ended February 28,
	2014		2013
		(in thousands)
		Per Diluted Share		Per Diluted Share
Net income and diluted earnings per share	$59,597	$2.32	$60,456	$2.37

Adjustments (net of tax)

Joliet Facility Fire Operating Loss	2,014	0.08	2,371	0.09
Joliet Facility Fire-Business Interruption Insurance Proceeds	(1,796)	(0.07)	0	0
Joliet Facility Fire-Gain from Property Insurance Proceeds	(5,098)	(0.20)	(5,827)	(0.23)
Law Suit Settlement	(2,665)	(0.10)	0	0
Acquisition Integration Related Expenditures	1,223	0.05	182	0.0
Acquisition Related Expense	2,193	0.08	1,090	0.05

Adjusted earnings and adjusted earnings per share	$55,468	$2.16	$58,272	$2.28